UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2018

NOVELIS INC.
(Exact name of registrant as specified in charter)

Canada (State or other jurisdiction of incorporation)	001-32312 98-0442987 (Commission File Number)	98-0442987 (IRS Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta GA 30326
(Address of principal executive offices, including zip code)

(404) 760-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2018, Novelis Inc. (the “Company”) amended the credit agreement governing its $1.8 billion secured term loan facility (the “Term Loan Amendment”). The amendment permits Novelis Acquisitions LLC (“Novelis Acquisitions”), a wholly-owned indirect subsidiary of the Company that will merge, upon closing of the previously announced proposed acquisition of Aleris Corporation (“Aleris”), into Aleris, to borrow up to $775 million of secured incremental term loans under the Term Loan Credit Agreement (“Novelis Acquisitions Incremental Term Loans”) and up to $1.5 billion of unsecured short term loans under a separate credit agreement (the “Novelis Acquisitions Short Term Loans”). As previously disclosed, the Company entered into a commitment letter on November 1, 2018 with certain financial institutions to provide, subject to satisfying the applicable conditions precedent set forth therein, the Novelis Acquisitions Incremental Term Loans and the Novelis Acquisitions Short Term Loans. The Term Loan Amendment also makes certain other changes to the credit agreement provisions to increase operating flexibility and to facilitate the proposed acquisition of Aleris.

The foregoing description of the Term Loan Amendment is a general description and is qualified in its entirety by reference to the Term Loan Amendment, which the Company plans to file as an exhibit to its next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: November 27, 2018	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer